The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        Subject to Completion, Pricing Supplement dated October 30, 2003

PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 14 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                    Dated            , 2003
                                                                  Rule 424(b)(3)

                                  $
                                Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                        --------------------------------
                         2% MPS(SM) due December 30, 2010
                         Linked to the Nikkei 225 Index
                       Market Participation Securities(SM)
                                   ("MPS(SM)")

The MPS will pay 2% interest per year. In addition, at maturity you will receive for each MPS, the principal amount of $25, plus a supplemental redemption amount, if any, based on the quarterly performance of the Nikkei 225 Index for each of the 29 quarterly valuation periods during the term of the MPS.

o    The principal amount and issue price of each MPS is $25.

o We will pay 2% interest (equivalent to $.50 per year) on the $25 principal amount of each MPS. Interest will be paid semi-annually, beginning December 30, 2003.

o At maturity, you will receive per MPS, the principal amount of $25 plus the supplemental redemption amount, if any. The supplemental redemption amount will be equal to the amount by which the index-linked performance amount exceeds the sum of the principal amount of $25 plus the total amount of interest payments that you receive over the term of the MPS, which we refer to as the minimum return on the MPS. The index-linked performance amount is equal to $25 multiplied by the product of the quarterly performance amounts of the Nikkei 225 Index for each of the 29 quarterly valuation periods during the term of the MPS.

     o The quarterly performance amount in each quarterly valuation period is equal to (i) the closing value of the Nikkei 225 Index at the end of that quarterly valuation period divided by (ii) the closing value of the Nikkei 225 Index at the beginning of that quarterly valuation period, subject to a maximum quarterly performance amount of 1.10 (corresponding to a 10% quarterly increase in the value of the Nikkei 225 Index).

o If the index-linked performance amount is less than or equal to the minimum return on the MPS, you will receive only the principal amount of the MPS at maturity and will not receive any supplemental redemption amount.

o Investing in the MPS is not equivalent to investing in the Nikkei 225 Index or its component stocks.

o We will apply to list the MPS under the proposed symbol "MJP" on the American Stock Exchange LLC.

You should read the more detailed description of the MPS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of MPS."

The MPS involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-11.

                              -------------------
                                  PRICE     %
                              -------------------

                                Price to        Agent's       Proceeds to
                                Public(1)     Commissions      Company(1)
                                ---------     -----------     -----------
Per MPS......................       %              %               %
Total........................       $              $               $

---------
(1) Plus accrued interest, if any, from the original issue date.


                                 MORGAN STANLEY

    For a description of certain restrictions on offers, sales and deliveries of the MPS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the MPS, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

    No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the MPS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

    The MPS may not be offered or sold to the public in Brazil. Accordingly, the offering of the MPS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

    The MPS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the MPS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

    The MPS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the MPS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to MPS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

    The MPS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

    This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the MPS may not be circulated or distributed, nor may the MPS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the MPS to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the MPS(SM) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The MPS are medium-term debt securities of Morgan Stanley. The return on the MPS is linked to the performance of the Nikkei 225 Index. These MPS combine features of debt and equity by offering at maturity repayment of the issue price, interest payments of 2% per year and the opportunity to participate in the upside potential of the underlying Nikkei 225 Index as measured by the supplemental redemption amount.

     "Market Participation Securities with Minimum Return Protection" and "MPS" are our service marks.


Each MPS costs $25                 We, Morgan Stanley, are offering Market
                                   Participation Securities with Minimum Return
                                   Protection(SM) due December 30, 2010 Linked to the Nikkei 225 Index, which we refer to as the MPS. The principal amount and issue price of each MPS is $25.

2% interest on the                 We will pay interest on the MPS, at the rate
principal amount                   of 2% of the principal amount per year,
                                   semi-annually on each June 30 and December
                                   30, commencing December 30, 2003 and to and including the Maturity Date.

Payment at maturity                At maturity, you will receive for each MPS,
linked to the Nikkei 225           the principal amount of $25 plus an amount
Index                              by which (i) $25 multiplied by the product
                                   of each of the quarterly performance amounts of the Nikkei 225 Index over the term of the MPS exceeds (ii) the minimum return on the MPS, as described below. In any quarterly valuation period, the maximum quarterly performance amount is 1.10 (corresponding to a 10% quarterly increase in the value of the Nikkei 225 Index).

                                              Minimum Return on the MPS

                                   The minimum return on the MPS is $        ,
                                   which represents the $25 par amount of the MPS and the aggregate interest payments of 2% per year that you will receive over the term of the MPS.

                                   Payment at Maturity Linked to the Nikkei 225
                                                      Index

                                   We will pay you at least $25 per MPS at
                                   maturity, plus the supplemental amount, if any.

                                   The supplemental redemption amount will be equal to the amount by which

                                     o  the index-linked performance amount

                                     exceeds

                                     o  $        , the minimum return on the MPS,

                                     where,

                                     index-linked     $25 multiplied by the product of the quarterly
                                     performance   =  performance amounts for each of the 29 quarterly
                                     amount           valuation periods

                                     and,

                                                                      Nikkei 225 Index value at end of
                                       Quarterly                          Quarterly Valuation Period
                                   Performance Amount  =  lesser of  ----------------------------------  and 1.10
                                                                     Nikkei 225 Index value at start of
                                                                        Quarterly Valuation Period

                                   In no event will the quarterly performance amount exceed 1.10 (or, measured in percentage terms, a 10% increase in the Nikkei 225 Index) in any quarterly valuation period and, as a consequence, you will not participate in any quarterly increase in the level of the Nikkei 225 Index to the extent that that increase exceeds 10%.

How the supplemental               The payment at maturity of the MPS, which we
redemption amount is               refer to as the maturity redemption amount,
determined                         will be determined by the calculation agent
                                   for the MPS, as follows:

                                   o  First, determine the quarterly
                                      performance amount for each quarterly
                                      valuation period, which may be no greater than the maximum quarterly performance amount of 1.10.

                                   o  Second, determine the index-linked
                                      performance amount by multiplying $25 by the product of the quarterly performance amounts.

                                   o  Last, determine the supplemental
                                      redemption amount, if any, by subtracting
                                      $        , the minimum return on the MPS,
                                      from the index-linked performance amount.

                                   At maturity, you will receive for each MPS the principal amount of $25 and the final semi-annual interest payment on the MPS, plus the supplemental redemption amount, if any. If the supplemental redemption amount is less than or equal to zero, you will not receive any supplemental redemption amount.

                                   Each quarterly valuation period will begin
                                   on a period valuation date and end on the
                                   immediately subsequent period valuation
                                   date, except that the first quarterly
                                   valuation period will begin on the day we
                                   offer the MPS for initial sale to the
                                   public. The Nikkei 225 Index value for the
                                   first period valuation date is         , the
                                   closing value (2nd session) of the Nikkei
                                   225 Index on the trading day immediately succeeding the day we offer the MPS for initial sale to the public.

                                   The period valuation dates are the 30th of each March, June, September and December, beginning December 30, 2003 through September 30, 2010, and the final period valuation date is December 28, 2010, in each case subject to adjustment as described in the section of this pricing supplement called "Description of MPS--Period Valuation Dates."

The minimum return on              Because your participation in quarterly
the MPS plus any                   increases in the value of the Nikkei 225
supplemental redemption            Index is limited by the maximum quarterly
amount may be less than            performance amount of 1.10, or 10% per
the simple price return of         quarter, the return on your investment in
the Nikkei 225 Index               the MPS at maturity may be less than the
                                   return you would have received if you had invested $25 in an investment linked to the Nikkei 225 Index that measured the performance of the Nikkei 225 Index by comparing only the closing value of the Nikkei 225 Index at maturity with the closing value of the Nikkei 225 Index on the day we first offer the MPS for initial sale to the public, which we refer to as the simple index price return. The amount of the discrepancy, if any, between the index-linked performance amount (and, accordingly, the supplemental redemption amount) and simple index price return will depend on how often and by how much any quarterly performance amounts exceed 1.10, or 10%, during the 29 quarterly valuation periods over the term of the MPS.

                                   Conversely, if the simple index price return
                                   over the term of the MPS is less than
                                   $        , the minimum return on the MPS
                                   will provide a higher return on your $25 investment than would an equal investment based directly on the Nikkei 225 Index.

                                   Please review the examples beginning on
                                   PS-6, under "Hypothetical Payouts on the MPS," which explain in more detail how the index-linked performance amount is calculated and how the return on your investment in the MPS may be more or less than the simple index price return.

                                   You can review the historical values of the Nikkei 225 Index for each calendar quarter in the period from January 1, 1998 through October 30, 2003 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly percent change of the Nikkei 225 Index for each quarter in the period from July 1986 through September 2003 in Annex A to this pricing supplement. The payment of dividends on the stocks that underlie the Nikkei 225 Index is not reflected in the level of the Nikkei 225 Index and, therefore, has no effect on the calculation of the maturity redemption amount.

MS & Co. will be the               We have appointed our affiliate, Morgan
calculation agent                  Stanley & Co. Incorporated, which we refer
                                   to as MS & Co., to act as calculation agent for JPMorgan Chase Bank, the trustee for our senior notes. As calculation agent, MS & Co.
                                   will determine the index-linked performance amount, the quarterly performance amounts and whether a market disruption has occurred.

The MPS will be treated            The MPS will be treated as "contingent
as contingent payment              payment debt instruments" for U.S. federal
debt instruments for               income tax purposes, as described in the
U.S. federal income tax            section of this pricing supplement called
purposes                           "Description of MPS--United States Federal
                                   Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the MPS which yield will be higher than the stated interest paid on the MPS. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--United States Federal Income
                                   Taxation" and the section called "United
                                   States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities,
                                   Baskets of Securities or Indices" in the accompanying prospectus supplement.

                                   If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                                   You are urged to consult your own tax
                                   advisor regarding all aspects of the U.S.
                                   federal income tax consequences of investing in the MPS.

Where you can find                 The MPS are senior notes issued as part of
more information on                our Series C medium-term note program. You
the MPS                            can find a general description of our Series
                                   C medium-term note program in the
                                   accompanying prospectus supplement dated
                                   August 26, 2003. We describe the basic
                                   features of this type of note in the
                                   sections of the prospectus supplement called
                                   "Description of Notes--Fixed Rate Notes" and
                                   "--Notes Linked to Commodity Prices, Single
                                   Securities, Baskets of Securities or
                                   Indices."

                                   Because this is a summary, it does not
                                   contain all the information that may be
                                   important to you. For a detailed description of the terms of the MPS, you should read the "Description of MPS" section in this pricing supplement. You should also read about some of the risks involved in investing in MPS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as MPS differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the MPS.

How to reach us                    You may contact your local Morgan Stanley
                                   branch office or our principal executive offices at 1585 Broadway, New York, New York
                                   10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE MPS

     The supplemental redemption amount is based on the index-linked performance amount. The index-linked performance amount is based on the closing value of the Nikkei 225 Index on the period valuation dates for each quarterly valuation period. Because the value of the Nikkei 225 Index may be subject to significant fluctuations over the term of the MPS, it is not possible to present a chart or table illustrating a complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the Nikkei 225 Index on the amount payable to you at maturity. However, the Nikkei 225 Index may not appreciate or depreciate over the term of the MPS in accordance with any of the trends depicted by the hypothetical examples below, and the size and frequency of any fluctuations in the value of the Nikkei 225 Index over the term of the MPS, which we refer to as the volatility of the Nikkei 225 Index, may be significantly different than the volatility of the Nikkei 225 Index implied by any of the examples.

     Assuming a maximum quarterly performance amount equal to 1.10 (equivalent to a quarterly return of the index of 10%), the index-linked performance amount for each of the examples below is calculated using the following formula:

         Index-linked      = $25 x (Product of each of the Quarterly Performance Amounts)
      Performance Amount

            where,

                                        Nikkei 225 Index value at end of
                                            Quarterly Valuation Period
     Quarterly Performance = lesser of ----------------------------------  and 1.10
            Amount                     Nikkei 225 Index value at start of
                                            Quarterly Valuation Period

     Beginning on PS-8, we have provided examples of the hypothetical payouts on the MPS. Below is a simplified example to illustrate how the index-linked performance amount and the supplemental redemption amount are calculated. For purposes of the following illustration, assume a hypothetical MPS with four quarterly valuation periods, an interest rate of 2% and an index with an initial value of 100.

     If the index closing value at the end of each quarterly valuation period is 106, 105, 118 and 108, respectively, the Quarterly Performance Amount for each of the quarterly valuation periods would be as follows:

                  Index Value           Index Value                          Quarterly
             at start of Quarterly  at end of Quarterly           Index     Performance
  Quarter       Valuation Period     Valuation Period          Performance    Amount
-----------  ---------------------  -------------------        -----------  ---------
                                                        106
1st Quarter           100                   106        ------ =    1.06         1.06
                                                        100

                                                        105
2nd Quarter           106                   105        ------ =   .99057       .99057
                                                        106

                                                        118                             (lesser of
3rd Quarter           105                   118        ------ =   1.12381        1.10   1.12381 and
                                                        105                                1.10)

                                                        108
4th Quarter           118                   108        ------ =   .91525       .91525
                                                        118

     The index-linked performance amount equals $25 times the product of each of the quarterly performance amounts. Based on the quarterly performance amounts in the above example, the index-linked performance amount would be calculated as follows:

                 $25 x (1.06 x .99057 x 1.10 x .91525) = $26.43

     The index-linked performance amount of $26.43 represents an increase of 5.72% above the issue price of the MPS. Because the quarterly performance amount for the quarterly valuation period ending in the third quarter was limited to

1.10, the return of the index-linked performance amount as a percentage of the issue price is less than the simple return of the index. The simple return of the index, which we refer to as the simple index price return, would measure the overall performance of the index by dividing the closing value of the index at the end of the final quarterly valuation period by the closing value of the index on the day we offer the MPS for initial sale to the public and would be calculated as follows:

                                  108
     Simple Index Price Return = ----- = 8%
                                  100

     The simple index price return of 8% on a $25 note would result in an investment return of $27.00, which is greater than the index-linked performance amount of $26.43.

     In the above illustration, an investor in the MPS would have received total interest payments of $.50 over the four quarterly valuation periods (equivalent to a 2% coupon on the MPS) and, therefore, at maturity the investor would receive the principal amount of $25 plus a supplemental redemption amount of $.93 ($26.43 - $25.50).

                                     *   *   *

The examples beginning on PS-8 are based on the following hypothetical terms:

o    Quarterly Valuation Periods: 15

o    Initial Index Value: 100.00

o    Issue Price per MPS: $25, the principal amount of each MPS

o    Total Interest Payments: $1.88 over 15 quarterly valuation periods

o Minimum Return on the MPS: $26.88 ($25 principal amount plus total interest payments of $1.88)

o    Minimum Payment Amount: $25

o Maximum Quarterly Performance Amount: 1.10 (equivalent to a quarterly return of the Nikkei 225 Index of 10%)

     The trends and index-linked performance amounts described in the examples below are hypothetical and are provided only as an illustration. The actual trends of the Nikkei 225 Index and the resulting index-linked performance amount over the 29 quarterly valuation periods of the MPS will be different than the examples.

     As you review the examples, please note that although the maximum quarterly performance amount for any quarter is 1.10 (equivalent to a quarterly return of the Nikkei 225 Index of 10%), in measuring the index performance for the subsequent quarterly period we will use the actual value of the Nikkei 225 Index at the start of the quarterly valuation period for that subsequent quarterly period rather than the index value that would have resulted from an increase of 10% in the level of the Nikkei 225 Index during the previous quarter. For example, in Example 3, the Nikkei 225 Index increases from 138 to 159 for the sixth quarterly valuation period, resulting in an Nikkei 225 Index performance of 1.15217 (equivalent to an increase in the Nikkei 225 Index of 15.217% in that quarter), but a quarterly performance amount of 1.10. In the subsequent quarterly period the Nikkei 225 Index performance is measured using 159 as the starting value of the Nikkei 225 Index for that subsequent quarterly period rather than 151.8, the index value that would have resulted from an increase of 10% in the level of the Nikkei 225 Index during the previous quarterly period.

     Quarterly periods which resulted in an increase in the level of the index of 10% or greater are indicated in bold typeface below.

             Example 1
             ---------------------------------------------------------------
 Quarterly         Hypothetical            Nikkei 225       MPS Quarterly
 Valuation         Ending Index               Index          Performance
   Period              Value               Performance          Amount
     Q1                 104                  1.04000           1.04000
     Q2                 108                  1.03846           1.03846
     Q3                 113                  1.04630           1.04630
     Q4                 118                  1.04425           1.04425
     Q5                 123                  1.04237           1.04237
     Q6                 129                  1.04878           1.04878
     Q7                 135                  1.04651           1.04651
     Q8                 141                  1.04444           1.04444
     Q9                 147                  1.04255           1.04255
    Q10                 154                  1.04762           1.04762
    Q11                 160                  1.03896           1.03896
    Q12                 163                  1.01875           1.01875
    Q13                 168                  1.03067           1.03067
    Q14                 171                  1.01786           1.01786
    Q15                 175                  1.02339           1.02339
             ---------------------------------------------------------------
                          Index-linked Performance Amount:      $43.75
                                  Total Interest Payments:       $1.88
                           Supplemental Redemption Amount:      $16.87
                                Minimum Return on the MPS:      $26.88
                                  Total Return on the MPS:      $43.75
             ---------------------------------------------------------------
                                Simple Index Price Return:      $43.75
             ---------------------------------------------------------------


             Example 2
             ---------------------------------------------------------------
 Quarterly         Hypothetical            Nikkei 225       MPS Quarterly
 Valuation         Ending Index              Index           Performance
   Period             Value               Performance           Amount
     Q1                104                  1.04000            1.04000
     Q2                107                  1.02885            1.02885
     Q3                124                  1.15888            1.10000
     Q4                108                  0.93103            0.93103
     Q5                112                  1.03704            1.03704
     Q6                116                  1.03571            1.03571
     Q7                121                  1.04310            1.04310
     Q8                141                  1.16529            1.10000
     Q9                143                  1.01418            1.01418
    Q10                150                  1.04895            1.04895
    Q11                157                  1.04667            1.04667
    Q12                164                  1.04459            1.04459
    Q13                172                  1.04878            1.04878
    Q14                171                  0.99419            0.99419
    Q15                175                  1.02339            1.02339
             ---------------------------------------------------------------
                          Index-linked Performance Amount:      $39.20
                                  Total Interest Payments:       $1.88
                           Supplemental Redemption Amount:      $12.32
                                Minimum Return on the MPS:      $26.88
                                  Total Return on the MPS:      $39.20
             ---------------------------------------------------------------
                                Simple Index Price Return:      $43.75
             ---------------------------------------------------------------


             Example 3
             ---------------------------------------------------------------
 Quarterly        Hypothetical           Nikkei 225          MPS Quarterly
 Valuation        Ending Index              Index             Performance
   Period            Value               Performance             Amount
     Q1               104                  1.04000              1.04000
     Q2               120                  1.15385              1.10000
     Q3               114                  0.95000              0.95000
     Q4               132                  1.15790              1.10000
     Q5               138                  1.04546              1.03571
     Q6               159                  1.15217              1.10000
     Q7               140                  0.88050              0.88050
     Q8               137                  0.97857              0.97857
     Q9               143                  1.04380              1.04380
    Q10               165                  1.15385              1.10000
    Q11               164                  0.99394              0.99394
    Q12               172                  1.04878              1.04878
    Q13               169                  0.98256              0.98256
    Q14               198                  1.17160              1.10000
    Q15               175                  0.88384              0.88384
             ---------------------------------------------------------------
                          Index-linked Performance Amount:       $33.86
                                  Total Interest Payments:        $1.88
                           Supplemental Redemption Amount:        $6.98
                                Minimum Return on the MPS:       $26.88
                                  Total Return on the MPS:       $33.86
             ---------------------------------------------------------------
                                Simple Index Price Return:       $43.75
             ---------------------------------------------------------------


     In Examples 1, 2 and 3, the value of the index increases 75% over the term of the MPS and ends above the initial value of 100. However, each example produces a different return on an investment in the MPS because the hypothetical performance of the index over the term of the MPS is different in each example.

o In Example 1, the quarterly performance amount never exceeds the hypothetical maximum quarterly performance amount of 1.10, and consequently, the index-linked performance amount of $43.75 equals the simple index price return of $43.75. Therefore, the total return on the MPS, which equals the minimum return of $26.88 plus the supplemental redemption amount of $16.87, is $43.75, representing a 75% increase above the issue price.

o In Example 2, the value of the index increases more than 10% in the third and eighth quarterly valuation periods, and the quarterly performance amounts for each of those periods is limited to the maximum of 1.10. Any significant decrease in the value of the index (see, for example, the fourth quarterly valuation period) is not subject to a corresponding limit. Consequently, the index-linked performance amount of $39.20 is less than the simple index price return of $43.75. Therefore, although the value of the index increases 75% over the term of the MPS, the supplemental redemption amount is $12.32, which, together with the minimum return of $26.88, results in a total return on the MPS of $39.20, representing a 56.8% increase above the issue price.

o In Example 3, the value of the index increases more than 10% in the second, fourth, sixth, tenth and fourteenth quarterly valuation periods, and the quarterly performance amount for each of those periods is limited to the maximum of 1.10. Any significant decrease in the value of the index (see, for example, the seventh quarterly valuation period) is not subject to a corresponding limit. Consequently, the index-linked performance amount of $33.86 is significantly less than the simple index price return of $43.75. Therefore, although the value of the index increases 75% over the term of the MPS, the supplemental redemption amount is only $6.98, which, together with the minimum return of $26.88, results in a total return on the MPS of $33.86, representing a 35.4% increase above the issue price.

            Example 4
            ------------------------------------------------------------
                                                               MPS
Quarterly                                 Nikkei 225        Quarterly
Valuation      Hypothetical Ending           Index         Performance
  Period           Index Value            Performance        Amount
    Q1                 104                  1.04000          1.04000
    Q2                  98                  0.94231          0.94231
    Q3                  93                  0.94898          0.94898
    Q4                  96                  1.03226          1.03226
    Q5                  90                  0.93750          0.93750
    Q6                  87                  0.96667          0.96667
    Q7                  88                  1.01149          1.01149
    Q8                  91                  1.03409          1.03409
    Q9                  87                  0.95604          0.95604
   Q10                  84                  0.96552          0.96552
   Q11                  88                  1.04762          1.04762
   Q12                  87                  0.98864          0.98864
   Q13                  83                  0.95402          0.95402
   Q14                  81                  0.97590          0.97590
   Q15                  85                  1.04938          1.04938
            ------------------------------------------------------------
                        Index-linked Performance Amount:      $21.25
                                Total Interest Payments:       $1.88
                         Supplemental Redemption Amount:          $0
                              Minimum Return on the MPS:      $26.88
                                Total Return on the MPS:      $26.88
            ------------------------------------------------------------
                              Simple Index Price Return:      $21.25
            ------------------------------------------------------------


            Example 5
            ------------------------------------------------------------
                                                               MPS
Quarterly                                 Nikkei 225        Quarterly
Valuation      Hypothetical Ending           Index         Performance
  Period           Index Value            Performance        Amount
    Q1                103                   1.03000          1.03000
    Q2                108                   1.04854          1.04854
    Q3                113                   1.04630          1.04630
    Q4                132                   1.16814          1.10000
    Q5                114                   0.86364          0.86364
    Q6                132                   1.15790          1.10000
    Q7                168                   1.27273          1.10000
    Q8                144                   0.85714          0.85714
    Q9                129                   0.89583          0.89583
   Q10                160                   1.24031          1.10000
   Q11                132                   0.82500          0.82500
   Q12                156                   1.18182          1.10000
   Q13                163                   1.04487          1.04487
   Q14                155                   0.95092          0.95092
   Q15                140                   0.90323          0.90323
            ------------------------------------------------------------
                    Index-linked Performance Amount:          $22.34
                            Total Interest Payments:           $1.88
                     Supplemental Redemption Amount:              $0
                          Minimum Return on the MPS:          $26.88
                            Total Return on the MPS:          $26.88
            ------------------------------------------------------------
                          Simple Index Price Return:          $35.00
            ------------------------------------------------------------

     In Example 4, the value of the index decreases over the term of the MPS and ends below the initial value of 100. The quarterly performance amounts never exceed the hypothetical maximum quarterly performance amount of 1.10, and consequently, the index-linked performance amount of $21.25 equals the simple index price return of $21.25. As the index-linked performance amount does not exceed the minimum return on the MPS, there is no supplemental redemption amount. However, the investor receives the minimum return of $26.88, even though the value of the index decreases 15% over the term of the MPS.

                                     *   *   *

     In Example 5, the value of the index increases over the term of the MPS and ends above the initial value of 100. The value of the index increases more than 10% in the fourth, sixth, seventh, tenth and twelfth quarterly valuation periods, and the quarterly performance amount for each of those periods is limited to the maximum of 1.10. Any significant decrease in the value of the index (see, for example, the fifth, eighth, ninth and eleventh quarterly valuation periods) is not subject to a corresponding limit. Consequently, the index-linked performance amount of $22.34 is significantly less than the simple index price return of $35.00. As the index-linked performance amount does not exceed the minimum return on the MPS, there is no supplemental redemption amount. Therefore, although the value of the index increases 40% over the term of the MPS, the investor receives only the minimum return of $26.88.

                                  RISK FACTORS

     The MPS are not secured debt. Investing in the MPS is not equivalent to investing directly in the Nikkei 225 Index. This section describes the most significant risks relating to the MPS. You should carefully consider whether the MPS are suited to your particular circumstances before you decide to purchase them.

MPS may not                        There may be little or no secondary market
be actively traded                 for the MPS. Although we will apply to list
                                   the MPS on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                                   currently intends to act as a market maker for the MPS, but it is not required to do so.

Yield to maturity less than        We will pay interest at the rate of 2% on
interest on ordinary notes         the $25 principal amount of each MPS per
                                   year. This interest rate is lower that the interest rate that we would pay on non index-linked notes maturing at the same time as the MPS.

Market price of the MPS            Several factors, many of which are beyond
will be influenced by many         our control, will influence the value of the
unpredictable factors              MPS, including:

                                   o the value of the Nikkei 225 Index at any time and, in particular, on each of the specific period valuation dates

                                   o  the volatility (frequency and magnitude
                                      of changes in value) of the Nikkei 225
                                      Index

                                   o  interest and yield rates in the market

                                   o  geopolitical conditions and economic,
                                      financial, political and regulatory or
                                      judicial events that affect the
                                      securities underlying the Nikkei 225
                                      Index or stock markets generally and that may affect the value of the Nikkei 225 Index on the specific period valuation dates

                                   o the time remaining to the maturity of the MPS

                                   o  the dividend rate on the stocks
                                      underlying the Nikkei 225 Index

                                   o  our creditworthiness

                                   Some or all of these factors will influence the price that you will receive if you sell your MPS prior to maturity. For example, you may have to sell your MPS at a substantial discount from the principal amount if market interest rates rise or if at the time of sale the index-linked performance amount calculated to that date would not result in any supplemental redemption amount.

                                   You cannot predict the future performance and volatility of the Nikkei 225 Index based on its historical performance. We cannot guarantee that the quarterly performance of the Nikkei 225 Index over the term of the MPS will result in any supplemental redemption amount.

Investing in the MPS is not        Because the index-linked performance amount
equivalent to investing in the     and the supplemental redemption amount are
Nikkei 225 Index                   based on the compounded quarterly return of
                                   the Nikkei 225 Index on 29 period valuation dates during the term of the MPS and your participation in quarterly increases is limited to 10%, it is possible for the return on your investment in the MPS (the effective yield to maturity) to be substantially less than the return of the Nikkei 225 Index over the term of the MPS.
                                   As demonstrated by Examples 2 and 3 under "Hypothetical Payouts on the MPS" above, an investment in the MPS may result in a return that is less than the simple index price return. The amount of the discrepancy, if any, between the index-linked performance amount and simple index price return will depend on how often and by how much any quarterly performance amounts exceed 1.10 , or 10%, during the 29 quarterly valuation periods over the term of the MPS.

                                   The maximum quarterly performance amount will operate to limit your participation in the increase in the value of the Nikkei 225 Index during any quarterly valuation period to a maximum of 10%, while your exposure to any decline in the value of the Nikkei 225 Index during any quarterly valuation period will not be limited. It is possible that increases in the value of the Nikkei 225 Index during some quarterly valuation periods will be offset by declines in the value of the Nikkei 225 Index during other quarterly valuation periods during the term of the MPS. However, because of the limits on your participation in quarterly increases in the value of the Nikkei 225 Index resulting from the 10% maximum quarterly performance amount, it is possible that increases in the value of the Nikkei 225 Index that would otherwise offset declines in the value of the Nikkei 225 Index will not in fact do so. Consequently, as demonstrated in Example 5 above, it is possible that you will not receive any supplemental redemption amount even if the Nikkei 225 Index increases substantially over the term of the MPS. In that case, you would receive the minimum return on the MPS, which is less than the simple index price return on the index.

                                   You can review the historical values of the Nikkei 225 Index for each calendar quarter in the period from January 1, 1998 through October 30, 2003 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly performance of the Nikkei 225 Index for each quarter in the period from July 1986 through September 2003 in Annex A to this pricing supplement.

Adjustments to the                 Nihon Keizai Shimbun, Inc., the publisher of
Nikkei 225 Index could             the Nikkei 225 Index, ("NIKKEI") is
adversely affect the               responsible for calculating and maintaining
value of the MPS                   the Nikkei 225 Index. NIKKEI can add, delete
                                   or substitute the stocks underlying the
                                   Nikkei 225 Index or make other
                                   methodological changes that could change the value of the Nikkei 225 Index. NIKKEI may discontinue or suspend calculation or dissemination of the Nikkei 225 Index. Any of these actions could adversely affect the value of the MPS.

                                   NIKKEI may discontinue or suspend
                                   calculation or publication of the Nikkei 225
                                   Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued Nikkei 225 Index. MS & Co. could have an economic interest that is different than that of investors in the MPS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the MPS will be an amount based on the closing prices of the stocks underlying the Nikkei 225 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the Nikkei 225 Index last in effect prior to discontinuance of the Nikkei 225 Index.

You have no                        Investing in the MPS in not equivalent to
shareholder rights                 investing in the Nikkei 225 Index or its
                                   component stocks. As an investor in the MPS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the Nikkei 225 Index.

Adverse economic interests         Because the calculation agent, MS & Co., is
of the calculation agent           our affiliate, the economic interests of the
and its affiliates may affect      calculation agent and its affiliates may be
determinations                     adverse to your interests as an investor in
                                   the MPS. As calculation agent, MS & Co. will calculate the quarterly performance amounts, the index-linked performance amount and the supplemental redemption amount.
                                   Determinations made by MS & Co., in its
                                   capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the Nikkei
                                   225 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of
                                   MPS--Market Disruption Event" and
                                   "--Discontinuance of the Nikkei 225 Index;
                                   Alteration of Method of Calculation."

Hedging and trading activity       We expect that MS & Co. and other affiliates
by the calculation agent and       will carry out hedging activities related to
its affiliates could potentially   the MPS, including trading in the stocks
adversely affect the value of      underlying the Nikkei 225 Index as well as
the Nikkei 225 Index               in other instruments related to the Nikkei
                                   225 Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the Nikkei 225 Index and other financial instruments related to the Nikkei
                                   225 Index on a regular basis as part of
                                   their general broker-dealer businesses. Any of these hedging or trading activities on or prior to the day we offer the MPS for initial sale to the public could potentially increase the value of the Nikkei 225 Index and, therefore, the level at which the Nikkei 225 Index must close on the period valuation dates in order for you to receive at maturity a payment that exceeds the minimum return on the MPS. Additionally, such hedging or trading activities during the term of the MPS could potentially affect the values of the underlying indices on the period valuation dates and, accordingly, the amount of cash you will receive at maturity.

The MPS will be treated            You should also consider the U.S. federal
as contingent payment              income tax consequences of investing in the
debt instruments for               MPS. The MPS will be treated as "contingent
U.S. federal income tax            payment debt instruments" for U.S. federal
purposes                           income tax purposes, as described in the
                                   section of this pricing supplement called
                                   "Description of MPS--United States Federal
                                   Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the MPS, which yield will be higher than the stated interest actually paid on the MPS. In addition, any gain recognized by U.S.
                                   taxable investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of
                                   MPS--United States Federal Income Taxation" and the section called "United States
                                   Federal Taxation--Notes--Notes Linked to
                                   Commodity Prices, Single Securities, Baskets of Securities or Indices" in the accompanying prospectus supplement.

                                   If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                                   You are urged to consult your own tax
                                   advisor regarding all aspects of the U.S.
                                   federal income tax consequences of investing in the MPS.

                               DESCRIPTION OF MPS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "MPS" refers to each $25 principal amount of any of our MPS due December 30, 2010 linked to the Nikkei 225 Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Principal Amount.................. $

Original Issue Date
(Settlement Date).................         , 2003

Maturity Date..................... December 30, 2010, subject to extension in the event of a Market Disruption Event on the final Period Valuation Date for calculating the Index-linked Performance Amount.

                                   If, due to a Market Disruption Event or
                                   otherwise, the final Period Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day that is also a New York Trading Day following that final Period Valuation Date as postponed. See "--Period Valuation Dates" below.

Interest Rate..................... 2% per annum (equivalent to $.50 per annum per MPS)

Interest Payment Dates............ Each June 30 and December 30, commencing
                                   December 30, 2003 and to and including the Maturity Date.

                                   If the scheduled Maturity Date is postponed due to a Market Disruption Event or otherwise, we will pay interest on the Maturity Date as postponed, but no interest will accrue on the MPS or on such payment during the period from or after the scheduled Maturity Date.

Record Date....................... The Record Date for each Interest Payment
                                   Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such scheduled Interest Payment Date, whether or not that date is a Business Day.

Specified Currency................ U.S. dollars

CUSIP............................. 61748A775

Minimum Denominations............. $25

Issue Price....................... $25 (100%)

Maturity Redemption Amount........ At maturity, you will receive for each MPS the Maturity Redemption Amount, equal to the principal amount of $25 plus the Supplemental Redemption Amount, if any.

                                   We shall, or shall cause the Calculation
                                   Agent to (i) provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary, which we refer to as DTC, of the Maturity Redemption Amount, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date) and (ii) deliver the aggregate cash amount due with respect to the MPS to the Trustee for delivery to DTC, as holder of the MPS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Discontinuance of the Nikkei 225 Index; Alteration of Method of Calculation" and "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Index-linked Performance Amount... The Index-linked Performance Amount is equal to (i) $25 times (ii) the product of the Quarterly Performance Amounts for each Quarterly Valuation Period over the term of the MPS.

Supplemental Redemption Amount.... The Supplemental Redemption Amount is equal to the amount by which (i) the Index-linked
                                   Performance Amount exceeds (ii) $    , which
                                   is the principal amount of $25 plus the total amount of interest payments that you receive over the term of the MPS, including on the Maturity Date.

Quarterly Performance Amount...... With respect to any Quarterly Valuation
                                   Period, the Quarterly Performance Amount
                                   will be equal to the lesser of (i) 1.10 and
                                   (ii) a fraction, the numerator of which will
                                   be the Index Value on the Period Valuation
                                   Date at the end of such Quarterly Valuation
                                   Period and the denominator of which will be
                                   the Index Value on the Period Valuation Date
                                   at the beginning of such Quarterly Valuation
                                   Period, provided that for the first
                                   Quarterly Valuation Period, the denominator
                                   will be         , the Index Value on the
                                   Trading Day immediately succeeding the day we offer the MPS for initial sale to the public.

Quarterly Valuation Periods....... Each period from and including a Period
                                   Valuation Date to and including the
                                   immediately subsequent Period Valuation
                                   Date; provided that the first Quarterly
                                   Valuation Period will begin on the day we offer the MPS for initial sale to the public. The first Quarterly Valuation Period will be shorter than one calendar quarter.

Period Valuation Dates............ The Period Valuation Dates will be (i) the
                                   30th of each March, June, September and
                                   December, beginning December 30, 2003 to and including September 30, 2010, and (ii) December 28, 2010, in each such case subject to adjustment if such date is not a Trading Day or if a Market Disruption Event occurs on such date as described in the two following paragraphs.

                                   If any scheduled Period Valuation Date
                                   occurring from and including December 30, 2003 to and including September 30, 2010 is not a Trading Day or if a Market Disruption Event occurs on any such date, such Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event occurs on any of the scheduled Period Valuation Dates occurring from and including December 30, 2003 to and including September 30, 2010 and on each of the five Trading Days immediately succeeding that scheduled Period Valuation Date, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Period Valuation

                                   Date, notwithstanding the occurrence of a Market Disruption Event on such day, and
                                   (ii) with respect to any such fifth Trading
                                   Day on which a Market Disruption Event
                                   occurs, the Calculation Agent will determine the value of the Nikkei 225 Index on such fifth Trading Day in accordance with the formula for calculating the value of the Nikkei 225 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the Nikkei 225 Index.

                                   If December 28, 2010 (the final Period
                                   Valuation Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Index Value....................... The Index Value on any Trading Day will equal the official closing value (2nd
                                   session) of the Nikkei 225 Index or any
                                   Successor Index (as defined under
                                   "--Discontinuance of the Nikkei 225 Index;
                                   Alteration of Method of Calculation" below) published by NIKKEI on that Trading Day. In certain circumstances, the Index Value will be based on the alternate calculation of the Nikkei 225 Index described under "--Discontinuance of the Nikkei 225 Index; Alteration of Method of Calculation."

Trading Day....................... A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted (i) on the Tokyo Stock Exchange
                                   ("TSE") and (ii) on any exchange on which futures or options contracts related to the Nikkei 225 Index are traded, other than a day on which trading on any such exchange is scheduled to close prior to its regular final weekday closing time.

New York Trading Day.............. A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock Exchange, which we refer to as the NYSE, the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated
Note.............................. Book Entry. The MPS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC will be the only registered holder of the MPS. Your beneficial interest in the MPS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the MPS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                   Global Securities" in the accompanying
                                   prospectus.

Senior Note or Subordinated Note.. Senior

Trustee........................... JPMorgan Chase Bank (formerly known as The
                                   Chase Manhattan Bank)

Agent............................. Morgan Stanley & Co. Incorporated and its
                                   successors ("MS & Co.")

Market Disruption Event........... "Market Disruption Event" means, with respect to the Nikkei 225 Index, the
                                   occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Nikkei 225 Index (or the Successor Index) on the Relevant Exchanges for such securities for the same period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Nikkei 225 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the Nikkei 225 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                   For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Nikkei 225 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Nikkei 225 Index shall be based on a comparison of (x) the portion of the level of the Nikkei 225 Index attributable to that security relative to (y) the overall level of the Nikkei 225 Index, in each case immediately before that suspension or limitation.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,
                                   (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,
                                   (4) a suspension of trading in futures or options contracts on the Nikkei 225 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Nikkei 225 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Nikkei 225 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange................. "Relevant Exchange" means the primary organized exchange or market of trading for any security then included in the Nikkei 225 Index or any Successor Index.

Alternate Exchange Calculation
in Case of an Event of Default ... In case an event of default with respect to the MPS shall have occurred and be
                                   continuing, the amount declared due and
                                   payable for each MPS upon any acceleration of the MPS will be equal to (i) accrued but unpaid interest to but excluding the date of acceleration plus (ii) the Maturity Redemption Amount determined as though (A) the Index Value for any Period Valuation Date scheduled to occur on or after such date of acceleration were the Index Value on the date of acceleration and (B) the amount of interest to be subtracted from the Index-linked Performance Amount to derive the Supplemental Redemption Amount were equal the total amount of interest accrued from the Original Issue Date to but excluding the date of acceleration. Therefore, the Quarterly Performance Amount for the then current Quarterly Valuation Period would be equal to the Index Value on the date of acceleration divided by the Index Value on the Period Valuation Date at the beginning of such Quarterly Valuation Period, and the Quarterly Performance Amount for each remaining Quarterly Valuation Period would be equal to 1.

                                   If the maturity of the MPS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Maturity Redemption Amount and the aggregate cash amount due with respect to the MPS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent................. MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                   All calculations with respect to the
                                   Index-linked Performance Amount and the
                                   Quarterly Performance Amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the Supplemental Redemption Amount and the Maturity Redemption Amount payable per MPS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of MPS will be rounded to the nearest cent, with one-half cent rounded upward.

                                   Because the Calculation Agent is our
                                   affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the MPS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Value, the Index-linked Performance Amount, the Quarterly Performance Amount or whether a Market Disruption Event has occurred. See "--Discontinuance of the Nikkei 225 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Nikkei 225 Index.................. We have derived all information regarding the Nikkei 225 Index contained in this
                                   pricing supplement, including, without
                                   limitation, its make-up, method of
                                   calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Nihon Keizai Shimbun, Inc., which is commonly referred to as NIKKEI. NIKKEI has no obligation to continue to publish, and may discontinue publication of, the Nikkei 225 Index.

                                   The Nikkei 225 Index is a stock index
                                   calculated, published and disseminated by
                                   NIKKEI that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index currently is based on 225 underlying stocks (the "Underlying Stocks") trading on the TSE representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. Nikkei rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

                                   The 225 companies included in the Nikkei 225
                                   Index are divided into six sector
                                   categories: Technology, Financials, Consumer
                                   Goods, Materials, Captial Goods/Others and
                                   Transportation and Utilities. These six
                                   sector categories are further divided into 36 industrial classifications as follows:

                                   o Technology -- Pharmaceuticals, Electrical machinery, Automobiles, Precision machinery, Telecommunications

                                   o  Financials -- Banks, Miscellaneous
                                      finance, Securities, Insurance

                                   o  Consumer Goods -- Marine products, Food,
                                      Retail, Services

                                   o  Materials -- Mining, Textiles, Paper &
                                      pulp, Chemicals, Oil, Rubber, Ceramics,
                                      Steel, Nonferrous metals, Trading House

                                   o  Capital Goods/Others -- Construction,
                                      Machinery, Shipbuilding, Transportation
                                      equipment, Miscellaneous manufacturing,
                                      Real estate

                                   o  Transportation and Utilities -- Railroads
                                      & Buses, Trucking, Shipping, Airlines,
                                      Warehousing, Electric power, Gas

                                   The Nikkei 225 Index is a modified,
                                   price-weighted index (i.e., an Underlying
                                   Stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a "Weight Factor"), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the "Divisor"). The Divisor was initially set at 225 Index for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the Tokyo Stock Exchange was reopened. The Divisor was
                                   23.154 as of October 1, 2003 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing
                                   (Y)50 by the par value of the relevant
                                   Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of (Y)50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

                                   In order to maintain continuity in the
                                   Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

                                   An Underlying Stock may be deleted or added by NIKKEI. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the "Kanri-Post" (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by

                                   NIKKEI. Upon deletion of a stock from the Underlying Stocks, NIKKEI will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NIKKEI to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by NIKKEI.

                                   A list of the issuers of the Underlying
                                   Stocks constituting Nikkei 225 Index is
                                   available from the Nikkei Economic
                                   Electronic Databank System and from the
                                   Stock Market Indices Data Book published by
                                   NIKKEI. NIKKEI may delete, add or substitute any stock underlying the Nikkei 225 Index. NIKKEI first calculated and published the Nikkei 225 Index in 1970.

Discontinuance of the Nikkei
  225 Index; Alteration of
  Method of Calculation........... If NIKKEI discontinues publication of the
                                   Nikkei 225 Index and NIKKEI or another
                                   entity publishes a successor or substitute index that MS& Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued the Nikkei 225 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the regular weekday close of the TSE (2nd Session) or the relevant exchange or market for the Successor Index on the date that any Index Value is to be determined.

                                   Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the MPS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the MPS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                   If NIKKEI discontinues publication of the Nikkei 225 Index prior to, and such discontinuance is continuing on, any Period Valuation Date and MS & Co., as Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Value for such date. The Index Value will be computed by the Calculation Agent in accordance with the formula for calculating the Nikkei 225 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange (if the TSE, then at the close of the 2nd Session) on such date of each security most recently comprising the Nikkei 225 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nikkei 225 Index may adversely affect the value of the MPS.

                                   If at any time the method of calculating the Nikkei 225 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Nikkei 225 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Nikkei 225 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Nikkei 225 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value and Index-linked Performance Amount with reference to the Nikkei 225 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Nikkei 225 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Nikkei 225 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information............ The following table sets forth the high and low Index Values, as well as end-of-quarter
                                   Index Values, of the Nikkei 225 Index for each quarter in the period from January 1, 1998 through October 30, 2003. The Index Value on October 30, 2003 was 10,695.56. We obtained the information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate.

                                   The historical values of the Nikkei 225
                                   Index should not be taken as an indication
                                   of future performance or future volatility,
                                   and no assurance can be given as to the
                                   level of the Nikkei 225 Index on any Period
                                   Valuation Date. We cannot give you any
                                   assurance that the performance of the Nikkei
                                   225 Index will result in a Index-linked
                                   Performance Amount in excess of $        .

                                                            High         Low      Period End
                                                          ---------   ---------   ----------
                                   1998:
                                     First Quarter......  17,264.34   14,664.44   16,527.17
                                     Second Quarter.....  16,536.66   14,715.38   15,830.27
                                     Third Quarter......  16,731.92   13,406.39   13,406.39
                                     Fourth Quarter.....  15,207.17   12,879.97   13,842.17
                                   1999:
                                     First Quarter......  16,378.78   13,232.74   15,836.59
                                     Second Quarter.....  17,782.79   15,972.68   17,529.74
                                     Third Quarter......  18,532.58   16,821.06   17,605.46
                                     Fourth Quarter.....  18,934.34   17,254.17   18,934.34
                                   2000:
                                     First Quarter......  20,706.65   18,168.27   20,337.32
                                     Second Quarter.....  20,833.21   16,008.14   17,411.05
                                     Third Quarter......  17,614.66   15,626.96   15,747.26
                                     Fourth Quarter.....  16,149.08   13,423.21   13,785.69
                                   2001:
                                     First Quarter......  14,032.42   11,819.70   12,999.70
                                     Second Quarter ....  14,529.41   12,547.26   12,969.05
                                     Third Quarter......  12,817.41    9,504.41    9,774.68
                                     Fourth Quarter.....  11,064.30    9,924.23   10,542.62


                                     PS-22


                                                            High         Low      Period End
                                                          ---------   ---------   ----------
                                   2002:
                                     First Quarter......  11,919.30    9,420.85   11,024.94
                                     Second Quarter ....  11,979.85   10,074.56   10,621.84
                                     Third Quarter......  10,960.25    9,075.09    9,383.29
                                     Fourth Quarter.....   9,215.56    8,303.39    8,578.95

                                   2003:
                                     First Quarter......   8,790.92    7,862.43    7,972.71
                                     Second Quarter.....   9,137.14    7,607.88    9,083.11
                                     Third Quarter .....  11,033.32      925.56   10,219.05
                                     Fourth Quarter
                                       (through October
                                        30, 2003).......  11,161.71   10,335.16   10,695.56

                                   You should also review the historical
                                   quarterly performance of the Nikkei 225
                                   Index for each quarter in the period from July 1986 through September 2003 in Annex A to this pricing supplement.

Use of Proceeds and Hedging....... The net proceeds we receive from the sale of the MPS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the MPS. See also "Use of Proceeds" in the accompanying prospectus.

                                   On or prior to the day we offer the MPS for initial sale to the public, we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the MPS by taking positions in the stocks underlying the Nikkei 225 Index, in futures or options contracts or exchange traded funds on the Nikkei 225 Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Nikkei 225 Index, and therefore effectively increase the level of the Nikkei 225 Index that must prevail on the Period Valuation Dates in order for you to receive at maturity a payment that exceeds the minimum return on the MPS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the MPS, including on the Period Valuation Dates, by purchasing and selling the stocks underlying the Nikkei 225 Index, futures or options contracts or exchange traded funds on the Nikkei 225 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on one or more Period Valuation Dates. We cannot give any assurance that our hedging activity will not affect the value of the Nikkei 225 Index, and, therefore, adversely affect the value of the MPS or the payment that you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution.................... Under the terms and subject to conditions contained in the U.S. distribution agreement
                                   referred to in the prospectus supplement
                                   under "Plan of Distribution," the Agent,
                                   acting as principal for its own account, has
                                   agreed to purchase, and we have agreed to
                                   sell, the principal amount of MPS set forth
                                   on the cover of this pricing supplement. The
                                   Agent proposes initially to offer the MPS
                                   directly to the public at the public
                                   offering price set forth on the cover page
                                   of this pricing supplement plus accrued
                                   interest, if any, from the Original Issue
                                   Date. The Agent may allow a concession not
                                   in excess of    % of the principal amount of
                                   the MPS to other dealers, which may include
                                   Morgan Stanley & Co. International Limited
                                   and Bank Morgan Stanley AG. We expect to
                                   deliver the MPS against payment therefor in
                                   New York, New York on             , 2003.
                                   After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                   In order to facilitate the offering of the MPS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the MPS. Specifically, the Agent may sell more MPS than it is obligated to purchase in connection with the offering, creating a naked short position in the MPS for its own account. The Agent must close out any naked short position by purchasing the MPS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the MPS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, MPS in the open market to stabilize the price of the MPS. Any of these activities may raise or maintain the market price of the MPS above independent market levels or prevent or retard a decline in the market price of the MPS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                   General

                                   No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the MPS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the MPS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                   The Agent has represented and agreed, and each dealer through which we may offer the MPS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the MPS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the MPS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the MPS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                   Brazil

                                   The MPS may not be offered or sold to the public in Brazil. Accordingly, the offering of the MPS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                   Chile

                                   The MPS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the MPS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                   Hong Kong

                                   The MPS may not be offered or sold in Hong
                                   Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the MPS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to MPS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                   Mexico

                                   The MPS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                   Singapore

                                   This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the MPS may not be circulated or distributed, nor may the MPS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the MPS to the public in Singapore.

License Agreement between
  NIKKEI & and Morgan Stanley..... As of the Settlement Date, we will have received the consent of NIKKEI, the
                                   publisher of the Nikkei 225 Index, to the use and refer to the Nikkei 225 Index in connection with the notes. NIKKEI has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by NIKKEI. We, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei 225 Index. NIKKEI has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index. In addition, NIKKEI has no relationship to us or the notes; it does not sponsor, endorse, authorize, sell or promote the notes, and has no obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the Initial Index Value or the Final Index Value, as described above.

ERISA Matters for Pension Plans
  and Insurance Companies......... Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the MPS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly
                                   Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the MPS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                   We have obtained from the Department of
                                   Labor an exemption from the prohibited
                                   transaction rules that will in most cases cover the purchase and holding of MPS by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the MPS must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any MPS, no more than 15% of the Plan's assets should be invested in MPS.

                                   The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under

                                   Prohibited Transaction Class Exemption
                                   96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the MPS have exclusive responsibility for ensuring that their purchase and holding of the MPS do not violate the prohibited transaction or other rules of ERISA or the Code.

United States Federal Income
  Taxation........................ The following summary is based on the opinion of Davis Polk & Wardwell, our
                                   special tax counsel, and is a general
                                   discussion of the principal U.S. federal income tax consequences to initial investors in the MPS that (i) purchase the MPS at the Issue Price and (ii) will hold the MPS as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to special rules, such as:

                                   o  certain financial institutions;
                                   o dealers and certain traders in securities or foreign currencies;
                                   o  investors holding notes as part of a
                                      hedge;
                                   o  U.S. Holders, as defined below, whose
                                      functional currency is not the U.S.
                                      dollar;
                                   o  partnerships;
                                   o  nonresident alien individuals who have
                                      lost their United States citizenship or
                                      who have ceased to be taxed as United
                                      States resident aliens;
                                   o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                   o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                   o  Non-U.S. Holders for whom income or gain
                                      in respect of an MPS are effectively
                                      connected with a trade or business in the United States; and
                                   o  Non-U.S. Holders who are individuals
                                      having a "tax home" (as defined in
                                      Section 911(d)(3) of the Code) in the
                                      United States.

                                   If you are considering purchasing the MPS, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                   U.S. Holders

                                   This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the MPS. As used herein, the term "U.S. Holder" means a beneficial owner of an MPS that is for U.S. federal income tax purposes:

                                   o  a citizen or resident of the United
                                      States;

                                   o a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or
                                   o  an estate or trust the income of which is
                                      subject to U.S. federal income taxation
                                      regardless of its source.

                                   The MPS will be treated as "contingent
                                   payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussion under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" in the accompanying prospectus supplement for a full description of the U.S. federal income tax consequences of ownership and disposition of a contingent payment debt instrument.

                                   In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the MPS on a constant yield basis in each year that they hold the MPS. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, which will be higher than the stated interest actually paid on the MPS. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the MPS will generally be treated as ordinary income.

                                   The rate of accrual of OID on the MPS is the
                                   yield at which we would issue a fixed rate
                                   debt instrument with terms similar to those
                                   of the MPS or the applicable federal rate,
                                   whichever is greater (the "comparable
                                   yield"), and is determined at the time of
                                   the issuance of the MPS. We have determined
                                   that the comparable yield is an annual rate
                                   of     % compounded annually. Based on our
                                   determination of the comparable yield, the
                                   "projected payment schedule" for an MPS
                                   (assuming each MPS has an issue price of $25
                                   for U.S. federal income tax purposes)
                                   consists of the stated interest payable
                                   semi-annually on the MPS and an additional
                                   amount equal to $        due at maturity.

                                   The following table states the amount of OID that will be deemed to have accrued with respect to an MPS during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                                   TOTAL OID
                                                                       OID         DEEMED TO
                                                                    DEEMED TO    HAVE ACCRUED
                                                                     ACCRUE      FROM ORIGINAL
                                                                     DURING     ISSUE DATE (PER
                                                                     ACCRUAL    MPS) AS OF END
                                                                   PERIOD (PER     OF ACCRUAL
                                         ACCRUAL PERIOD                MPS)          PERIOD
                                         --------------            -----------  ---------------
                                   Original Issue Date through
                                     December 31, 2003...........
                                   January 1, 2004 through
                                     December 31, 2004...........
                                   January 1, 2005 through
                                     December 31, 2005...........
                                   January 1, 2006 through
                                     December 31, 2006...........
                                   January 1, 2007 through
                                     December 31, 2007...........



                                     PS-28


                                                                                   TOTAL OID
                                                                       OID         DEEMED TO
                                                                    DEEMED TO    HAVE ACCRUED
                                                                     ACCRUE      FROM ORIGINAL
                                                                     DURING     ISSUE DATE (PER
                                                                     ACCRUAL    MPS) AS OF END
                                                                   PERIOD (PER     OF ACCRUAL
                                         ACCRUAL PERIOD                MPS)          PERIOD
                                         --------------            -----------  ---------------
                                   January 1, 2008 through
                                     December 31, 2008...........
                                   January 1, 2009 through
                                     December 31, 2009...........
                                   January 1, 2010 through
                                     December 30, 2010...........

                                   The comparable yield and the projected
                                   payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the MPS, and we make no representation regarding the actual amounts of payments on an MPS.

                                   Non-U.S. Holders

                                   This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of an MPS that is for U.S. federal income tax purposes:

                                   o  a nonresident alien individual;
                                   o  a foreign corporation; or
                                   o  a foreign trust or estate.

                                   Tax Treatment upon Maturity, Sale, Exchange or Disposition of an MPS. Subject to the discussion below concerning backup withholding, payments on an MPS by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of an MPS, will not be subject to U.S. federal income or withholding tax, provided that:

                                   o  such Non-U.S. Holder does not own,
                                      actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and
                                   o  the certification required by Section
                                      871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                   Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the MPS that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of an MPS certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of
                                   Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the reporting requirements.

                                   Estate Tax. Subject to benefits provided by an applicable estate tax treaty, an MPS held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the MPS would have been:

                                   o  subject to U.S. federal withholding tax
                                      without regard to the W-8BEN
                                      certification requirement described
                                      above, not taking into account an
                                      elimination of such U.S. federal
                                      withholding tax due to the application of an income tax treaty; or
                                   o  effectively connected to the conduct by
                                      the holder of a trade or business in the United States.

                                   Information Reporting and Backup
                                   Withholding. Information returns may be
                                   filed with the U.S. Internal Revenue Service
                                   (the "IRS") in connection with the payments on the MPS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                                                        Annex A

               Historical Nikkei 225 Index Quarterly Performance
                         (July 1986 to September 2003)

The following table sets forth the index value for the Nikkei 225 Index at the end of each quarter from July 1986 through September 2003 and the index percent change over each quarter. The Nikkei 225 Index value at the beginning of the third quarter of 1986 was 17,654.19. You cannot predict the future performance of the Nikkei 225 Index based on its historical performance, and no assurance can be given as to the level of the Nikkei 225 Index on any period closing date or at the maturity of the MPS. The results produced by the Nikkei 225 Index for these periods are not necessarily indicative of the results for any other historical period. Quarters which resulted in an increase in the level of the Nikkei 225 Index of 10% or greater are indicated in bold typeface below.


-------------------------------------------------------------------------------
                                   Nikkei 225            Percentage
  Quarter Ending                  Index Value              Change
September 1986                     17,852.86               1.13%
December 1986                      18,701.30               4.75%
March 1987                         21,566.66               15.32%
June 1987                          24,176.40               12.10%
September 1987                     26,010.88               7.59%
December  1987                     21,564.00              -17.10%
March 1988                         26,260.26               21.78%
June 1988                          27,769.40               5.75%
September 1988                     27,923.67               0.56%
December 1988                      30,159.00               8.01%
March 1989                         32,838.68               8.89%
June 1989                          32,948.69               0.34%
September 1989                     35,636.76               8.16%
December 1989                      38,915.87               9.20%
March 1990                         29,980.45              -22.96%
June 1990                          31,940.24               6.54%
September 1990                     20,983.50              -34.30%
December 1990                      23,848.71               13.65%
March 1991                         26,292.04               10.25%
June 1991                          23,290.96              -11.41%
September 1991                     23,916.44               2.69%
December 1991                      22,983.77               -3.90%
March  1992                        19,345.95              -15.83%
June 1992                          15,951.73              -17.54%
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
                                  Nikkei 225             Percentage
  Quarter Ending                 Index Value               Change
September 1992                    17,399.08                 9.07%
December 1992                     16,924.95                -2.73%
March 1993                        18,591.45                 9.85%
June 1993                         19,590.00                 5.37%
September 1993                    20,105.71                 2.63%
December 1993                     17,417.24                -13.37%
March 1994                        19,111.92                 9.73%
June 1994                         20,643.93                 8.02%
September 1994                    19,563.81                -5.23%
December 1994                     19,723.06                 0.81%
March 1995                        16,139.95                -18.17%
June 1995                         14,517.40                -10.05%
September 1995                    17,913.06                23.39%
December 1995                     19,868.15                10.91%
March 1996                        21,406.85                 7.74%
June 1996                         22,530.75                 5.25%
September 1996                    21,556.40                -4.32%
December 1996                     19,361.35                -10.18%
March 1997                        18,003.40                -7.01%
June 1997                         20,604.96                14.45%
September 1997                    17,887.71                -13.19%
December 1997                     15,258.74                -14.70%
March 1998                        16,527.17                 8.31%
June 1998                         15,830.27                -4.22%
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
                                     Nikkei 225
  Quarter Ending                    Index Value           Percentage Change
September 1998                       13,406.39                 -15.31%
December 1998                        13,842.17                  3.25%
March 1999                           15,836.59                  14.41%
June 1999                            17,529.74                  10.69%
September 1999                       17,605.46                  0.43%
December 1999                        18,934.34                  7.55%
March 2000                           20,337.32                  7.41%
June 2000                            17,411.05                 -14.39%
September 2000                       15,747.26                  -9.56%
December 2000                        13,785.69                 -12.46%
March 2001                           12,999.70                  -5.70%
June 2001                            12,969.05                  -0.24%
September 2001                        9,774.68                 -24.63%
December 2001                        10,542.62                  7.86%
March 2002                           11,024.94                  4.57%
June 2002                            10,621.84                  -3.66%
September 2002                        9,383.29                 -11.66%
December 2002                         8,578.95                  -8.57%
March 2003                            7,972.71                  -7.07%
June 2003                             9,083.11                  13.93%
September 2003                       10,219.05                  12.51%
-------------------------------------------------------------------------------
Total Periods: 69
Total Periods where Nikkei 225 Index increased: 40
Total Periods with a quarterly increase greater than 10%: 12
-------------------------------------------------------------------------------